Exhibit 10.2

WILLIAMS–SONOMA, INC. 2001 LONG-TERM INCENTIVE PLAN

STOCK SETTLED STOCK APPRECIATION RIGHT AWARD AGREEMENT

Name:	Social Security No:
Grant Date:	Per Share Exercise Price:
Number of SSARs:	Vesting:

1.

Award.    Williams-Sonoma, Inc. (the “Company”), has awarded you the number of Stock Settled Stock Appreciation Rights (“SSARs”) indicated above. Each SSAR entitles you to purchase one share of Common Stock of the Company, at the per share exercise price set forth above (the number and exercise price of the SSARs may be adjusted in accordance with Section 3 or 17 of the Plan), subject to the terms and conditions set forth in the Company’s 2001 Long-Term Incentive Plan (the “Plan”) and this Award Agreement. Prior to the distribution of any shares hereunder, this Award represents an unsecured obligation, payable only from the general assets of the Company.

2.

Term, Vesting and Exercise of SSAR.    The term of this SSAR commences on [X] and ends on [X], provided that you remain continuously employed by the Company or a Subsidiary. In no event may this SSAR be exercised later than [X]. This SSAR shall become vested and exercisable [describe vesting schedule], so as to be 100% vested and exercisable on [X], subject to your continued employment with the Company or a Subsidiary on each vesting date. If your employment with the Company or a Subsidiary terminates, the SSAR may be exercised only as described in paragraph 3 below. While you are alive, the SSAR may be exercised only by you or your legal representative.

To exercise all or part of the SSAR you must deliver a “Notice of Exercise,” in such form as the Company authorizes. You shall not have any rights as a stockholder with respect to the shares of Common Stock subject to the SSAR until you have exercised the SSAR for such shares.

Upon exercise, the number of shares of Stock issued will be net of (i) shares with a Fair Market Value equal to the aggregate exercise price of the exercised shares, and (ii) shares withheld by the Company to satisfy the minimum statutorily required tax withholding obligations. The remaining shares of Stock will be issued to you or, in case of your death, your beneficiary designated in accordance with the procedures specified by the Administrator. If at the time of your death, there is not an effective beneficiary designation on file or you are not survived by your designated beneficiary, the shares will be issued to the legal representative of your estate.

3.	Termination and Certain Transactions

(a)        If you cease to be employed by the Company or a Subsidiary other than due to your Retirement (as defined below), all then unvested SSARs awarded hereby shall immediately terminate without notice to you and shall be forfeited. If you cease to be employed by the Company or a Subsidiary due to your Retirement, then as of the [last business day of the month in which]/OR/[date on which] such termination of employment occurs, you will become immediately vested in any unvested outstanding SSARs granted hereunder that have not previously vested.

“Retirement” is defined as your termination of employment for a reason other than Disability or death subsequent to your having attained age 70 and having been employed by the Company for at least 15 years. Notwithstanding the preceding sentence, a termination will not be considered a Retirement if you are terminated for “Cause” by the Company. For this purpose, “Cause” shall be defined as (i) embezzlement, theft or misappropriation by you of any property of any of the Company or its affiliates; (ii) your breach of any fiduciary duty to the Company or its affiliates; (iii) your failure or refusal to comply with laws or regulations applicable to the Company or its affiliates and their businesses or the policies of the Company and its affiliates governing the conduct of its employees or directors; (iv) your gross incompetence in the performance of your job duties; (v) commission by you of a felony or of any crime involving moral turpitude, fraud or misrepresentation; (vi) your failure to perform duties consistent with a commercially reasonable standard of care; (vii) your failure or refusal to perform your job duties or to perform specific directives of your supervisor or designee, or the senior officers or Board of Directors of the Company; or (viii) any gross negligence or willful misconduct by you resulting in loss to the Company or its affiliates, or damage to the reputation of the Company or its affiliates.

(b)        In the event you cease to be employed by the Company or a Subsidiary, you shall have ninety (90) days following your employment termination (or if less, the original SSAR term) to exercise any vested SSARs, after which date the SSARs shall immediately terminate without notice to you and shall be forfeited. Notwithstanding the foregoing, if you cease to be employed by the Company or its Subsidiaries by reason of your death, or if you die within the thirty (30) day period after you cease to be employed by the Company or its Subsidiaries, any of your vested SSARs hereunder may be exercised by your estate, personal representative or beneficiary who has acquired the SSARs by will or by the laws of descent and distribution, at any time prior to the earlier of the original SSAR term or one hundred eighty (180) days from the date of your death. Additionally, if you cease to be employed by the Company or the Company’s Subsidiaries by reason of your Disability, you shall have the right to exercise any SSARs hereunder that were vested on your employment termination date at any time prior to the earlier of the original SSAR term or one hundred eighty (180) days from the date your employment terminates.

4.

Tax Withholding.    The Company will withhold from the number of shares of Common Stock otherwise issuable hereunder a number of shares necessary to satisfy the minimum statutorily required tax withholding obligations. Shares will be valued at their Fair Market Value when the taxable event occurs.

5.	Nontransferable. You may not sell, assign, pledge, encumber or otherwise transfer any interest in the SSARs.

6.

Other Restrictions.    The issuance of Common Stock hereunder is subject to compliance by the Company and you with all applicable legal requirements applicable thereto, including tax withholding obligations, and with all applicable regulations of any stock exchange on which the Common Stock may be listed at the time of issuance. The Company may delay the issuance of shares of Common Stock hereunder to ensure at the time of issuance there is a registration statement for the shares in effect under the Securities Act of 1933.

7.

Additional Provisions.    This Award is subject to the provisions of the Plan. Capitalized terms not defined in this Award are used as defined in the Plan. If the Plan and this Award are inconsistent, the provisions of the Plan will govern. The Plan and this Award represent the entire agreement of you and the Company with respect to this Award and supersedes in their entirety all prior undertakings and agreements of the Company and you with respect to this Award and may not be modified except by means of a written agreement between the Company and you. Interpretations of the Plan and this Award by the Committee are binding on you and the Company.

8.

No Employment Agreement.    Neither the award to you of the SSAR nor the delivery to you of this Award Agreement or any other document relating to the SSARs will confer on you the right to continued employment with the Company or any Subsidiary.

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